Exhibit 99.1

Radiant Logistics, Inc.
Unaudited Pro Forma Condensed
Consolidated Financial Information

Basis of Presentation

The accompanying unaudited pro forma condensed balance sheet as of June 30, 2008 gives effect to the acquisition of all of the issued and outstanding stock of Adcom Express, Inc. by Radiant Logistics, Inc. (the “Company”) as if the acquisition occurred on that date. The accompanying unaudited pro forma condensed statement of operations for the year ended June 30, 2008, give effect to the acquisition as if it occurred on the first day of the period presented.

Pro forma adjustments have been limited to only those adjustments that are: directly attributable to the transaction, factually supportable, and in the case of pro forma income statement adjustments, expected to have a continuing impact on the Company’s financial results.

The unaudited pro forma condensed financial information is provided for information purposes only and is not necessarily indicative of the results that would have occurred if the acquisition had occurred on the first day of the period presented. The unaudited pro forma financial statements should not be construed as being representative of future operating results or financial position of the Company and should be read in conjunction with the:

1)	Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements;

2)
The Company’s historical audited consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2008, as filed with the Securities and Exchange Commission on September 29, 2008;

3)
Adcom Express, Inc. historical audited financial statements and notes for the fiscal year ended September 30, 2007 and 2006 (included as Item 9.01 (a) within the 8-K filed with the Securities and Exchange Commission on behalf of Adcom express, Inc. on September 11, 2008); and

4)	Form 8-K filed with the Securities and Exchange Commission by the Company on September 11, 2008 and the exhibits attached thereto.

RADIANT LOGISTICS, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended June 30, 2008
(amounts in thousands, except share and per share information)

	Historical Statements

	Radiant Logistics, Inc.	Adcom Express, Inc.	Pro Forma Adjustments			Pro Forma Consolidated
Total revenues	$100,202	$61,254	$-			$161,456
Cost of transportation	64,374	56,237	(17,653)	(a	)	102,958

Net transportation revenue	35,828	5,017	17,653			58,498

Agent commissions	25,210	-	17,653	(a	)	42,863
Personnel costs	5,303	2,006	(726)	(b	)	6,583
Other selling, general and administrative costs	3,801	2,126	(434)	(b	)	5,493
Depreciation and amortization	964	136	805	(c	)	1,631
			(274)	(d	)
Total operating costs	35,278	4,268	17,024			56,570

Income from operations	550	749	629			1,928

Other (expense) income	1,702	(645)	350	(e	)	1,217
			(190)	(f	)

Income before income taxes and minority interests	2,252	104	789			3,145
Income tax expense (benefit)	908	-	304	(g	)	1,212

Income before minority interest	1,344	104	485			1,933

Minority interest	69	-	-			69

Non Controlling Interests	0	350	(350)	(e	)	-

Net income	$1,413	$454	$135			$2,002

Basic earnings per common share	0.04					0.06

Diluted earnings per common share	0.04					0.05

Basic weighted average common	34,126,972					34,126,972
shares outstanding

Diluted weighted average common	34,358,746					34,358,746
shares outstanding

(a)	To reclassify station commisions from cost of transportation to a separate line item of operating costs consistent with the financial presentation of the Company.

(b)
To reflect the elimination of excess seller's compensation and non-recurring expenses attributable to employees and costs not transferred to the Company in the transaction. These amounts resulted from the completion of the transaction, were factually supportable and were determined to have an on-going impact on the operations of the Company, in the opinion of management.

(c)	To reflect amortization of acquired identifiable intangibles.

(d)	To reflect amortization of deferred tax liability associated with the amortization of intangibles.

(e)	To reclassify income from non controlling interests to other income as the operating assets were merged into and became part of the single legal entity acquired at closing.

(f)	To reflect incremental interest expense at 4.0% associated with borrowings for the $4.75 million in cash paid at closing.

(g)	To reflect taxes.

RADIANT LOGISTICS, INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2008
(amounts in thousands)

	Historical Statements

	Radiant Logistics, Inc.	Adcom Express, Inc.	Pro Forma Adjustments			Pro Forma Consolidated

Current assets:
Cash and cash equivalents	$392	$13	$(4,750)	(a	)	$405
			4,750	(b	)
Accounts receivable, net	14,404	10,272				24,676
Accounts receivable - other	68	68	-			136
Deferred tax asset	292	-	-			292
Notes receivable	-	141	-			141
Federal tax deposit	-	83	-			83
Other current assets	426	47	-			473

Total current assets	15,582	10,624	-			26,206

Goodwill and acquired intangibles, net	9,067	72	4,653	(c	)	13,792
Investment	-	12	-			12
Furniture and equipment, net	718	302	-			1,020
Notes receivable	40	183	-			223
Due from Stockholder	-	600	-			600
Investment in Real Estate	40	-	-			40
Other assets	131	71	-			202
Prepaid station deposit	-	305	-			305
Minority interest	25	-	-			25

	$25,603	$12,169	$4,653			$42,425

Current liabilities:
Checks written in excess of bank balance	$-	$1,079	$-			$1,079
Line of Credit	-	1,304	(1,304)	(d	)	-
Notes payable	113	-	-			113
Accounts payable and accrued transportation costs	9,915	7,182	-			17,097
Commission payable	1,137	-	-			1,137
Accrued expenses	222	537	457	(e	)	1,216
Income taxes payable	498	-	-			498
Capital lease obligations	-	32	-			32
Station deposits	-	434	-			434
Due former Adcom shareholder	-	-	250	(f	)	1,263
	-	-	628	(g	)
	-	-	385	(h	)

Total current liabilities	11,885	10,568	416			22,869

Long-term debt	4,272	-	4,750	(b	)	9,022
Capital Lease obligations	-	7	(7)			-
Deferred tax liability	422	-	1,088			1,510

Total liabilities	16,579	10,575	6,247			33,401

Stockholders' equity
Common stock	16	1	(1)	(d	)	16
Additional paid in capital	7,704	-	-			7,704
Noncontrolling interest	-	(392)	392	(d	)	-
Accumulated deficit	1,304	1,985	(1,985)	(d	)	1,304

Total stockholders' equity	9,024	1,594	(1,594)			9,024

	$25,603	$12,169	$4,653			$42,425

(a)	To reflect payment of $4.75 million in cash paid at closing.

(b)	To reflect $4.75 million of incremental borrowings in connection with the transaction.

(c)	To reflect goodwill and other acquired intangibles.

(d)	To reflect the elimination liabilities satisfied by the seller at closing and the elimination of equity balances.

(e)	To reflect approximately $457 thousand of capitalized closing, relocation, seperation and lease termination costs.

(f)	To reflect hold-back of $250 thousand of funds due the selling shareholder at closing to be settled as part of the post-closing working capital adjustment.

(g)	To reflect value of assets held by the acquired company that are to be distributed to the selling shareholder post-closing.

(h)	To reflect estimated value of excess working capital to be distributed to the selling shareholder as part of the post-closing working capital adjustment.